EXHIBIT 33.12

           Report on Assessment of Compliance with Servicing Criteria for Year End December 31, 2006
                          of Assurant, Inc., as Vendor
                    for Avelo Mortgage, L.L.C., as Servicer





                RESTATED REPORT ON ASSESSMENT OF COMPLIANCE WITH 1122(d)(2)(vi), 1122(d)(4)(xi) and 1122(d)(4)(xii)
                       of REGULATION AB SERVICING CRITERIA
                            FOR THE REPORTING PERIOD
                      JANUARY 1, 2006 TO DECEMBER 31, 2006

American Security Insurance Company, Standard Guaranty Insurance Company and TrackSure Insurance Agency, Inc. (formerly, "Safeco Financial Institution Solutions, Inc.") (collectively, the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period of January 1, 2006 through December 31, 2006 (the "Reporting Period") with the servicing criteria set forth in 1122(d)(2)(vi), 1122(d)(4)(xi) and 1122(d)(4)(xii) of
Title 17, 229.1122(d) of the Code of Federal Regulations, (the "Applicable Servicing Criteria") which the Asserting Party has concluded are applicable to the insurance escrow servicing activities it performs with respect to all mortgage loan-tracking transactions for such asset-backed securities transactions that were registered after January 1, 2006 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform Transactions").

The Asserting Party previously excluded the applicable servicing criteria set forth in 1122 (d)(4)(xii) from the scope of its assessment of compliance. The Asserting Party has now assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has identified a material instance of noncompliance with that servicing criterion. Specifically, the Asserting Party did not have, during the Reporting Period, sufficient policies and procedures to capture the information with respect to the Platform Transactions necessary to determine compliance with 1122(d)(4)(xii). Accordingly, the Asserting Party has restated its previous assessment for the Reporting Period, which excluded evaluation of the criterion, to include the criterion and reflect the material noncompliance as a result of its assessment.

The Asserting Party has concluded that, with the exception of the aforementioned material noncompliance, the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the Reporting Period with respect to the Platform Transactions taken as a whole. The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the Applicable Servicing Criteria.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of and for the Reporting Period ending December 31, 2006.

American Security Insurance Company
Standard Guaranty Insurance Company
TrackSure Insurance Agency, Inc.
     (formerly, "Safeco Financial Institution Solutions, Inc.")

       /s/ John Frobose
       ----------------
       By: John Frobose
         Senior Vice President

Date: February 23, 2007, except for the Asserting Party's restatement described above regarding the assessment of the servicing criteria set forth in 1122(d)(4)(xii) which was previously excluded from the scope of its assessment of compliance with applicable servicing criteria, as to which the date is January 30, 2008.